Filed Pursuant to Rule 433
Registration No. 333-106268
June 15, 2006
Pricing Term Sheet

Issuer:	Piedmont Natural Gas Company, Inc.

Security:	6.25% Senior Insured Quarterly Notes Series 2006

Maturity Date:	June 1, 2036

Ratings:	AAA by Standard & Poor’s/Aaa by Moody’s

Coupon:	6.25%, paid quarterly

Redemption terms:	Callable in whole or in part anytime on or after June 1, 2011, at par (100%)

Estate feature:	Begins upon issuance of the notes

Proceeds to Issuer:	96.85% of principal amount ($968.50 per note)

Expected settlement date:	June 20, 2006

Underwriters:	Edward D. Jones & Co., L.P., Lead Manager
BB&T Capital Markets, a division of Scott and Stringfellow, Inc.
BNY Capital Markets, Inc.
Janney Montgomery Scott LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-800-441-2357.